EXHIBIT 10.14
MASTER AGREEMENT
for
SERVICES
between
GRUBB & ELLIS REALTY ADVISORS, INC.
and
GRUBB & ELLIS COMPANY

EXHIBIT “A” Request for Services

MASTER AGREEMENT FOR SERVICES
This MASTER AGREEMENT FOR SERVICES (“Agreement”) is made as of ______ 2005 (“Effective Date”) by and between GRUBB & ELLIS COMPANY, a Delaware Corporation (“Consultant”), and GRUBB & ELLIS REALTY ADVISORS, INC., a Delaware corporation (“Client”), with reference to the facts set forth in the Recitals below:
RECITALS
A.	Client is a corporation which has acquired or desires to acquire real property for investment purposes.

B.	Consultant is a corporation which together with its affiliates and subsidiaries is engaged in the business of providing commercial real estate brokerage, property and facilities management and real estate consulting services.

C.	Client desires to retain Consultant to perform the commercial real estate brokerage and consulting services herein defined.

D.	Client and Consultant desire to set forth their understanding and agreement with respect to such services, the compensation to be paid to Consultant, and other matters related to such services, on the terms and conditions set forth below in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the facts set forth in the Recitals above, the mutual covenants and conditions below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Term of Agreement. This Agreement shall remain in full force and effect for a term of five (5) years following the Effective Date, unless terminated as provided below in this Agreement. Client may, in its discretion, elect to extend the term of this agreement for an additional period of three years by providing written notice of such election to Consultant not less than thirty days prior to the expiration of the initial term.

2.	Representation. Client hereby appoints Consultant as its exclusive agent in the United States and worldwide with respect to providing the Services hereinafter described, subject to the terms and conditions set forth in this Agreement. The term Services as used herein shall mean:

MASTER AGREEMENT FOR SERVICES
a.	Commercial real estate brokerage and consulting services relating to real property acquisitions, including, without limitation, by (land and building) sales and purchase agreements, joint ventures, long term ground leases or otherwise, all pursuant to a process involving market studies, RFP solicitations and evaluation and contract negotiations (each an “Acquisition” or “Acquisition Services”).

b.	Commercial real estate brokerage and consulting services relating to the sale or disposition of real property or interests therein pursuant to a process involving market studies, RFP solicitations, evaluation and lease/sublease/contract negotiations (each a “Disposition” or “Disposition Service”).

c.	Agency Leasing Services (“Leasing Services”) relating to the leasing of space within any properties owned or acquired by Client during the term of this Agreement.

d.	Such other real estate brokerage or consulting services which Client may require and which Consultant may agree to provide (“Consulting Services”).
Client shall appoint a principal representative responsible for maintaining liaison with Consultant. The designated principal representative for Client (“Client Representative”) shall be ______, whose address for notices is set forth in Section 9 below. The designated principal representative for Consultant (“Consultant Representative”) shall be ______, whose address for notices is set forth in Section 9 below.

3.	Scope of Agreement
a.	Request for Services. The parties shall authorize the performance of Services by issuing written Requests of Services from time to time in substantially the form of the attached Exhibit “A.” A Request for Services shall be valid only when duly executed by the Client Representative and the Consultant Representative. Notwithstanding the foregoing, it is understood that a Request for Services may be issued electronically, and in such instance will be deemed to have been duly executed when forwarded electronically by one party and electronically accepted and acknowledged by the other party. Once the Request for Services is so executed by both parties, Consultant shall perform the Services in accordance with the terms and conditions set forth in such Request for Services and in this Agreement. Each Request for Services shall be subject to the terms and conditions of this Agreement. The term “Services” shall include all labor and/or materials furnished by Consultant.

b.	Pricing. For Acquisition Services, Disposition Services or Leasing Services, Consultant shall earn fees and commissions in accordance with the customary

MASTER AGREEMENT FOR SERVICES
prevailing rates in the market where the property is located, pursuant to disclosure to and approval by Client.

Pricing for Consulting Services shall be agreed upon from time to time based on the nature of the services requested.

With respect to Acquisition Services, where custom or practice provides that the seller shall pay the buyer’s commission, Consultant shall use best efforts to secure the agreement of the seller to pay a market rate commission. Client shall support Consultant in its efforts to obtain a commission from the seller. If the seller refuses to pay a commission to Consultant, Client shall pay a market rate commission to Consultant.

With respect to Disposition Services and Leasing Services, if the custom and practice in the particular market provides that one commission will be paid if the transaction is completed without the assistance of a cooperating broker, and a larger commission will be paid when the transaction is completed with the assistance of the cooperating broker, any real estate broker employed by or affiliated with Consultant who is not assigned to the leasing or listing team representing Client but who represents a prospective purchaser or tenant shall be considered an outside co-broker for the purposes of computing the applicable commission.

In transactions where Client is responsible for the payment of fees and/or reimbursable amounts to Consultant, Consultant shall deliver invoices to Client on a monthly basis. Travel expenses, when approved in advance by Client, will be reimbursed. Client agrees not to unreasonably withhold approval of travel expenses. All amounts invoiced by Consultant shall be due and payable by Client upon receipt of the invoice.

c.	Duty To Cooperate. Client shall assist and cooperate with Consultant and Consultant’s personnel whenever necessary by making Client’s personnel available to Consultant for consultation, and providing other information and data reasonably necessary for the performance of the Services whenever such personnel, information and data are reasonably available to Client.

d.	No Authority to Execute Agreements. Notwithstanding anything in this Agreement to the contrary, Consultant shall have no right or power to enter into any agreement in the name of or on behalf of Client, or to otherwise obligate Client in any manner, without the prior written consent and approval of Client.

MASTER AGREEMENT FOR SERVICES
e.	Meetings and Written Reports. Consultant shall periodically meet with and deliver written reports to the Client Representative regarding the status of all Acquisition and Disposition transactions.
4.	Approval of Contracts. All of the terms and conditions of each and every purchase agreement, sale agreement, lease and other contract proposed by Consultant shall be subject to the approval of Client.

5.	Independent Contractor. This Agreement does not establish an employer-employee relationship between Client and Consultant. Consultant’s personnel are not employees or agents of Client, and Consultant retains the right to exercise full control and supervision over the performance, employment, direction, compensation and discharge of any and all of Consultant’s obligations. Consultant shall be solely responsible for all matters relating to payment of Consultant’s personnel, including compliance with workers’ compensation, unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters.

6.	Termination. Either party may terminate this Agreement if the other party fails, in any material respect, to perform its obligations under this Agreement and such failure continues uncured for a period of thirty days after written notice of such failure is delivered to the defaulting party, provided that such notice shall describe with reasonable specificity the nature of the alleged failure of performance. If this Agreement shall expire or be terminated as provided above, Client shall continue to recognize Consultant in any transaction which may, on the effective date of termination, be in the “course of negotiation” by Consultant and Consultant shall be paid according to the terms and conditions of this Agreement and the applicable Request for Services for any such transaction. The phrase “course of negotiation” shall mean (a) the transaction was presented to Client and actively negotiated during the term of this Agreement and (b) the contract for such Acquisition or Disposition transaction is executed by Client within one hundred eighty (180) days after termination of this Agreement. Consultant shall submit a list of any and all such transactions which are in the “course of negotiation” to Client within twenty (20) days after the effective date of termination of this Agreement.

7.	Assignment. None of Consultant’s duties under this Agreement or under any Request for Services may be assigned or delegated without the prior written consent of the Client, which shall not unreasonably be withheld (Client acknowledges and agrees that certain Services may be performed by Consultant’s affiliates, strategic allies, licensees, subcontractors and co-brokers). Any attempted assignment of the foregoing by Consultant shall be void, and Client may, in addition to all other rights and remedies provided by law or this Agreement, terminate this Agreement effective upon delivery of notice to Consultant. Client shall not have the right to assign this Agreement. Any attempted

MASTER AGREEMENT FOR SERVICES
assignment of the foregoing by Client shall be void, and Consultant may, in addition to all other rights and remedies provided by law or this Agreement, terminate this Agreement effective upon delivery of notice to Client.

8.	Notices. All notices, requests, consents, approvals, payments in connection with this Agreement, or communications which either party desires or is required or permitted to give or make to the other party under this Agreement shall be deemed to have been given, made and delivered, only when made or given in writing and personally served, or deposited in the United States mail, certified or registered mail, postage prepaid, or sent by reputable overnight courier (e.g., Airborne Express), or by facsimile with electronic confirmation, and addressed to the parties as follows:

to Client:	Grubb & Ellis Realty Advisors, Inc.
2215 Sanders Road, 4th Floor
Northbrook, Illinois 60062
Attn.:
Fax: (847) 753-9034

to Consultant:	Grubb & Ellis Company
2215 Sanders Road, 4th Floor
Northbrook, Illinois 60062
Attn.:
Fax: (847) 753-9034

with copy to:	Grubb & Ellis Company
2215 Sanders Road, 4th Floor
Northbrook, Illinois 60062
Attn.: General Counsel
Fax: (847) 753-9034
9.	Compliance With Laws. Consultant hereby represents that Consultant and all Consultant’s personnel, including, without limitation, its employees, affiliates, agents and co-brokers providing Services are, to the extent required by applicable law, are duly licensed or otherwise authorized under the laws of each state in which the Services are being and to be performed. In jurisdictions where Consultant is not duly licensed to perform the Services set forth in a Request for Services, Consultant shall associate with a broker or other entity which is licensed to perform the Services at no additional cost or

MASTER AGREEMENT FOR SERVICES
expense to Client. Consultant shall cause all of its personnel to pay such taxes and fees applicable to each of them and to comply with all laws, statutes, ordinances and regulations applicable to them with respect to performing the Services. Consultant agrees to comply with all applicable federal, state and local laws, regulations, and codes in the performance of the Services and this Agreement.

10.	Waivers and Amendments. Waiver by either party of any default by the other party shall not be deemed a waiver of any other default. No provision of this Agreement or any Request for Services shall be deemed waived, amended, or modified by either party, unless it is in writing and signed by both parties.

11.	Order of Precedence. In the event of any conflict or inconsistency between provisions of this Agreement and the provisions of a Request for Services, the provisions of this Agreement shall control.

13.	Disclosures.
a.	Americans with Disabilities Act. The Americans With Disabilities Act is intended to make many business establishments equally accessible to persons with a variety of disabilities; modifications to real property may be required. State and local laws also may mandate changes. Consultant’s personnel are not qualified to advise you as to what, if any changes may be required now, or in the future. Owners and tenants should consult the attorneys and qualified design professionals of their choice for information regarding these matters. Consultant Personnel cannot determine which attorneys or design professionals have the appropriate expertise in this area.

b.	Hazardous Materials. Various construction materials may contain items that have been or may be in the future be determined to be hazardous (toxic) or undesirable and may need to be specially treated, handled or removed. For example, some transformers and other electrical components contain PCB’s, and asbestos has been used in components such as fire-proofing, heating and cooling systems, air duct insulation, spray-on and tile acoustical materials, linoleum, floor tiles, roofing, dry wall and plaster. Due to prior or current uses of the property or in the area, a property may have hazardous or undesirable metals (including lead-based paints), minerals, chemicals, hydrocarbons, or biological or radioactive items (including electric and magnetic fields) in soils, water, building components, above or below ground containers or elsewhere in areas that may or may not be accessible or noticeable. Such items may leak or otherwise be released. Real estate agents have no expertise in the detection or correction of hazardous or undesirable items. Expert inspections are necessary. Current or

MASTER AGREEMENT FOR SERVICES
future laws may require clean up by past, present and/or future owners and/or operators. It is the responsibility of the principal to retain qualified experts to detect and correct such matters and to consult with legal counsel of its choice to determine what provisions, if any, it may wish to include in transaction documents regarding any property.

c.	Tax Disclosures. Sale, lease and other transactions can have local, state and federal tax consequences for the seller/lessor and/or the buyer/tenant. In the event of a sale, Internal Revenue Code Section 1445 requires that all buyers of an interest in any real property located in the United States must withhold and pay over to the Internal Revenue Service (IRS) an amount equal to ten percent (10%) of the gross sales price within ten (10) days of the date of the sale unless the buyer can adequately establish that the seller was not a foreigner, generally by having the seller sign a non-foreign seller certificate. Note that depending upon the structure of the transaction, the tax withholding liability could exceed the net cash proceeds to be paid to the seller at closing. Consult your tax and legal advisor. Consultant Personnel are not qualified to give legal or tax advice or to determine whether any other person is properly qualified to provide legal or tax advice.
14.	Governing Law. The Agreement will be governed by the laws of the State of Illinois, irrespective of that state’s conflict of laws principles.

15.	Severability. If any provision, or any portion of any provision, contained in this Agreement is held unenforceable, then it shall, to that extent alone, be deemed omitted and this Agreement shall be construed as if such unenforceable provision had never been contained herein.

16.	Survival. The terms, conditions, and warranties contained in this Agreement or any Request for Services that are intended to survive the expiration or termination of this Agreement shall survive.

17.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. All prior agreements, representations, statements, negotiations, understandings, and undertakings are superseded by this Agreement.

18.	Counterpart Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all or which together shall constitute one document.

MASTER AGREEMENT FOR SERVICES
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives.

CONSULTANT:	GRUBB & ELLIS COMPANY, a Delaware Corporation

By:

Title:

CLIENT:	GRUBB & ELLIS REALTY ADVISORS, INC.,

a Delaware Corporation

By:

Name:

Title:

MASTER AGREEMENT FOR SERVICES
EXHIBIT “A”
REQUEST FOR SERVICES

Date:	Property ID#:

Research:	☐	Transaction	☐

Phone;

Real Estate Contract:

Project Phone #:	Project Fax #:

Operating Unit:	Legal Entity:

Facility Address:

Facility Address:

City:	State:	Zip:

Primary Use:	☐ Office	☐ Warehouse	☐ Distribution

	☐ Manufacturing	☐ Other

Nature of Assignment:

Proposed Completion Date:

Requirements:

Please confirm receipt of this request by signing below and faxing to Grubb & Ellis Corporate Services at ______.
APPROVALS:

MASTER AGREEMENT FOR SERVICES

Grubb & Ellis Representative	Date	Date